Exhibit 99.1
Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT PROVIDES BUSINESS UPDATE AND
ANNOUNCES LAUNCH OF E-COMMERCE SITE

BIRMINGHAM, Ala. (July 24, 2017) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided preliminary results for the second quarter ended July 29, 2017, and announced the launch of its new e-commerce site, www.Hibbett.com.
Based on very challenging sales trends, comparable store sales are expected to decrease approximately 10% for the second quarter ending July 29, 2017.  The decline in sales, along with significant pressure on gross margin, is expected to result in a loss of $0.19 to $0.22 per diluted share for the second quarter.  Additional details and revised full-year guidance will be provided on August 18, 2017, when the Company reports its second quarter results.
Separately, the Company today announced the launch of a new, transactional e-commerce website, www.Hibbett.com.  The site will provide customers with a robust, user-friendly experience and will have an expansive assortment of footwear, apparel and equipment items to choose from.  The site will also be fully integrated with Company stores, including visibility of in-store inventory, the ability to fulfill online orders from stores, the ability to return online purchases in stores, and full integration of the newly enhanced Hibbett Rewards program.
Jeff Rosenthal, President and Chief Executive Officer, stated, "Despite the difficult retail environment, the Company remains focused on improving its business for the long term.  Launching an e-commerce site has been a key strategic goal for Hibbett, and we took time to invest in our omni-channel infrastructure to do it the right way.  Our main objective is to provide a seamless shopping experience for our customers with a platform that will allow us to significantly expand our assortment over time.  We have always prided ourselves on convenience, and we believe we can now be top of mind when our customers shop for athletic footwear, apparel, and equipment."
Key Hibbett.com Features
•	Launch Calendar – enables customers to easily add shoe release dates to their calendar
•	Product Finder – brings a personalized, store-like shopping experience online
•	Hibbett Rewards – full access to loyalty program and award redemption online
•	Rich product pages – shoppers can view 360° images and video content of items
•	Store availability – allows customers to find items at a nearby store
•	Enhanced integrated search – ability to search for items in multiple ways from style, category, color or sport, across multiple brands

•	True Fit – technology that enables customers to identify their proper sizes and save them online for future shoe or apparel purchases
•	Shop the Look – Hibbett stylist curated outfits for customers who want to purchase a complete ensemble
•	Related Items – automated recommendations for items that are typically purchased together upon check-out, such as socks with shoes
•	Wish List – customers can save items for a later time or until they are ready to purchase
•	Free Shipping Options and Free Returns online or in person at 1,000+ store locations – customers can return items for free within 60 days of purchase
•	Guest checkout – ability to make purchase without creating an account
•	Streamlined checkout – allows customers to purchase with credit cards, PayPal or Apple Pay
•	Helpful Shopping Guides – such as "How to pick the right insole"

Hibbett Sports, headquartered in Birmingham, Alabama is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Today Hibbett is the largest company headquartered in Alabama with 9,200 employees nationwide.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.Hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding comparable store sales, margins, earnings per diluted share, our e-commerce initiative, website capabilities and customer uptake, and future company growth.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2017 and in our Quarterly Report on Form 10-Q filed on June 2, 2017.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-END OF EXHIBIT 99.1-